Exhibit 1

SCHEDULE A

TRANSACTIONS

Reporting Person	Date	Nature	Shares of Common Stock	Price
Icahn Partners LP	6/1/2026	Sale of Shares in the Open Market	(1,348,392)	$5.11
Icahn Partners LP	6/2/2026	Sale of Shares in the Open Market	(728,585)	$5.05
Icahn Partners LP	6/3/2026	Sale of Shares in the Open Market	(201,971)	$4.75
Icahn Partners LP	6/8/2026	Sale of Shares in the Open Market	(40,605)	$4.80
Icahn Partners LP	6/9/2026	Sale of Shares in the Open Market	(314,967)	$4.83
Icahn Partners Master Fund LP	6/1/2026	Sale of Shares in the Open Market	(447,279)	$5.11
Icahn Partners Master Fund LP	6/2/2026	Sale of Shares in the Open Market	(707,015)	$5.05
Icahn Partners Master Fund LP	6/3/2026	Sale of Shares in the Open Market	(198,029)	$4.75
Icahn Partners Master Fund LP	6/8/2026	Sale of Shares in the Open Market	(39,395)	$4.80
Icahn Partners Master Fund LP	6/9/2026	Sale of Shares in the Open Market	(305,583)	$4.83